Exhibit 10.8

ADDENDUM TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This addendum (this “Addendum”) is entered into effective as of August 1, 2002, by and between Procom Technology, Inc. (the “Company”) and Alex Razmjoo (“Executive”).

WHEREAS, Company and Executive are parties to that certain Amended and Restated Executive Employment Agreement, dated October 28, 1996 (the “Employment Agreement”);

WHEREAS, the Company and Executive desire to implement certain changes to Executive’s compensation, all as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Base Annual Salary.

a. Executive’s current base salary pursuant to Section 2.1 of the Employment Agreement is increased from $225,000 per year to $275,000 per year, which increased amount shall be effective beginning retroactively on February 10, 2002.

b. Effective as of the first day of the first quarter commencing after the Company’s next Profitable Quarter (as hereinafter defined), Executive’s base salary shall be increased to $375,000 per year. A “Profitable Quarter” shall refer to any of the three-month periods ending on or about October 31, January 31, April 30 or July 31, respectively, for which the Company reports positive net income in its Condensed Consolidated Statements of Operations included in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, each as filed with the Securities and Exchange Commission.

2. Annual Incentive Compensation Bonus. The amount of Executive’s annual incentive compensation bonus as described in Section 2.1 and Exhibit A of the Employment Agreement shall be equal to an amount up to fifty percent (50%) of Executive’s base salary in effect at the time the bonus award is made. Receipt of the annual incentive compensation bonus is subject to the terms and conditions set forth in the Employment Agreement (including Exhibit A thereto).

3. Long-Term Incentive Compensation. Subject to the provisions of this paragraph 3, the Company shall make a one-time grant to Executive of options to purchase up to 100,000 shares of the Company’s common stock. The number of options granted, if any, shall be determined by the Board of Directors (after consultation with, or based upon the recommendations of, the Compensation Committee of the Board of Directors, if any such committee exists) and based upon the attainment by the Company of financial objectives for the Company’s fiscal year ending July 31, 2003; provided, however, that if such financial objectives are not met for such fiscal year, the number of options granted, if any, shall be based upon the attainment by the Company of financial objectives for the next or any subsequent fiscal year. The financial objectives for any fiscal year shall be mutually agreed upon by the Board of Directors and Executive not later than August 30 of the applicable fiscal year. Any options granted pursuant to this paragraph 3 shall be granted pursuant and subject to the terms and conditions of the Amended and Restated Procom Technology, Inc. 1995 Stock Option Plan, as amended from time to time, or such other Company stock option plan as may be adopted by the Company after the date hereof, all as determined by the Board of Directors of the Company. The determination by the Board of Directors of how many stock options to grant Executive, if any, shall be made at the same time the Board makes its determination with respect to the annual incentive compensation bonus for the applicable fiscal year in accordance with the provisions of Exhibit A to the Employment Agreement, with any such option grant to be made as soon as practicable following such determination.

4. Effect on Employment Agreement. To the extent any provision of this Addendum is inconsistent with any provision of the Employment Agreement (including Exhibit A thereto), this Addendum shall control. Except to the extent so superseded by the provisions of this Addendum, the Employment Agreement (including Exhibit A thereto) shall remain in full force and effect in accordance with its terms.

5. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, Company and Executive have caused this Addendum to be signed as of the date first written above.

COMPANY

Procom Technology, Inc.

By:	/s/ EDWARD KIRNBAUER

Print Name:	Edward Kirnbauer

Title:	Controller and Acting Chief Financial Officer

EXECUTIVE

By:	/s/ ALEX RAZMJOO
Alex Razmjoo